                                                                    EXHIBIT 3.27

                                                        STATE OF DELAWARE
                                                       SECRETARY OF STATE
                                                     DIVISION OF CORPORATIONS
                                                     FILED 10:35 AM 01/15/1991
                                                     9101551830 - 02252197


                          CERTIFICATE OF INCORPORATION
                                       OF
                                NOMA CORPORATION

     1. The name of the corporation is Noma Corporation.

     2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

     3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Laws of Delaware.

     4. The total number of shares of stock which the Corporation shall have authority to issue is as follows:

     10,000 shares of Common Stock, no par value;

     1,000 shares of Class A Common Stock, no par value;

     8,500 shares of Class A Preferred Stock, $1.00 par value per share;

     25,000 shares of Class B Preferred Stock, $1.00 par value per share.

     15,000 shares of Class C Preferred Stock, $1,000.00 per value per share.

     The terms, limitations and relative rights and preferences of each class of shares are as follows:

     A. Dividends. The holders of Class A Preferred Stock shall be entitled to receive net of earned surplus, and the corporation shall be bound to pay, a fixed non-cumulative dividend at the rate of, but not exceeding, seven (7) per centum per annum, payable quarterly on the last day of March, June, September and December, before any dividend shall be set aside or paid to the holders of Class B Preferred, Class C Preferred Stock, Common Stock or Class A Common Stock.

     Subject to the rights of the holders of the Class A Preferred Stock, the holders of Class B Preferred Stock shall be entitled to receive out of earned surplus, and the Corporation shall be bound to pay, a fixed non-cumulative dividend at the rate of, but not exceeding, twelve and one-quarter (12 1/4) per centum per annum, payable quarterly on the last day of March, June, September and December, before any dividends shall be set aside or paid on the Class C Preferred Stock, Common Stock or Class A Common Stock.

     Subject to the rights of the holders of the Class A Preferred Stock and the Class B Preferred Stock, the holders of Class C Preferred Stock shall be entitled to receive out of earned surplus, and the Corporation shall pay thereon if, as and when declared by the Board of Directors of the Corporation, a non-cumulative dividend on each share at such rate or in such amount as the Board of Directors may in its absolute discretion determine from time to time. If within six months after the expiration of any fiscal year of the Corporation, the Board of Directors in its discretion does not declare such dividend or any part thereof on such Class C Preferred Stock for such fiscal year, then the rights of the holders of Class C Preferred Shares to any dividend for such financial year shall be forever extinguished. The holders of the Class C Preferred shares shall not be entitled to any dividend other than or in excess of the preferred, non-cumulative dividends hereinbefore provided for.

     B. Liquidation or Dissolution. The holders of Class A Preferred Stock shall, in case of liquidation or dissolution of the Corporation, before any amount shall be paid to the holders of Class B Preferred Stock, Class C Preferred Stock, Class A Common Stock or Common Stock, be entitled to be paid in full as to par, plus an amount equal to any accrued, unpaid dividends thereon, but no more.

     Subject to the rights of the holders of the Class A Preferred Stock, the holders of the Class B Preferred Stock, shall, in case of liquidation or dissolution of the Corporation, before any amount shall be paid to the holders of the Class C Preferred Sock, Class A Common Stock or Common Stock, be entitled to be paid in full as to par, plus an amount equal to any accrued, unpaid dividends thereon, but no more.

     Subject to the rights of the holders of the Class A Preferred Stock and the Class B Preferred Stock, the holders of Class C Preferred Stock shall, in case of liquidation or dissolution of the corporation, before any amount shall be paid to the holders of the Class A Common Stock or Common Stock, be entitled to be paid in full as to par, plus an amount equal to any accrued, unpaid dividends thereon, but no more.

     C. Redemption at Option of Corporation. The Class A, Class B or Class C Preferred Stock, or any part thereof, at the discretion of the Corporation shall be subject to redemption at par value, plus an amount equal to any accrued and unpaid dividends thereon, at any time, upon sixty days notice. The redemption price of the Class C Preferred Stock is subject to adjustment as provided below. All Class A, Class B or Class C Preferred Stock so redeemed shall not be subject to reissue but shall be cancelled and retired, and the capital stock of the corporation shall thereupon be reduced accordingly.

     In all cases of redemption, notice shall be given by letter directed to the respective shareholders whose shares are to be redeemed at their respective addresses appearing on the books of the Corporation ('Notice'). The Notice shall set out: (1) the number and class of shares to be redeemed; (2) the price to be paid for each share to be redeemed; (3) the date of such redemption; (4) the place of such redemption; (5) the name and address of the bank, if any, in which unclaimed redemption monies will be deposited.

     On or after the date of redemption, the Corporation shall pay the redemption price to the holders of the shares to be redeemed, on presentation and surrender of the certificate or certificates for such shares, duly endorsed, at the place specified in the Notice. The Corporation may on or after the date of redemption deposit any unclaimed redemption monies to a special account in the bank named in the Notice, to be paid upon presentation and surrender of the share certificate or certificates as have not at the date of such deposit been surrendered by the holders thereof, to or to the order of such holders. Such shares shall be redeemed on the date of redemption, and from and after the date of redemption, the holder of such shares being redeemed shall cease to be entitled to dividends and shall not be entitled to exercise any rights in respect thereof, unless payment of the redemption price is not made on the retraction date, in which event the rights of such holders shall remain unaffected until the redemption price has been paid in full.

     D. Redemption at Option of Holder. The Class A Common Stock, or any part thereof, at the option of the holder thereof, shall be redeemed at a value equal to the price at which such stock was originally purchased from the Corporation, plus an amount equal to any accrued and unpaid dividends thereon, at any time, upon thirty days notice. A holder of Class C Preferred Stock may, at his option, at any time or times, require the Corporation to redeem at par value, plus an amount equal to any accrued and unpaid dividends thereon (subject to adjustment as provided below), all or any part of such shares which are registered in such holder's name on the books at the Corporation. Such right shall be exercised by the registered holder delivering to the Corporation at its registered office:
(1) a notice in writing executed by such holder specifying (a) the number of shares of Class C Preferred Stock which such holder wishes to have redeemed by the Corporation; and (b) the business day on which such holder wishes to have the Corporation redeem such shares (the 'Put Date'); and (2) a share certificate or certificates representing such shares, duly endorsed, which such holder wishes to have the Corporation redeem. Upon receipt of the document set out in (1) and (2) above, the Corporation shall, on the Put Date, pay the Class C Preferred redemption price for each share of Class C Preferred Stock to be redeemed. Such shares shall be redeemed on the Put Date, and from and after the Put Date, the holder of such shares being redeemed shall cease to be entitled to dividends, and shall not be entitled to exercise any rights in respect thereof, unless the Class C Preferred redemption price is not made on the Put Date, in which event the rights of such holder shall remain unaffected until the Class C Preferred redemption price has been paid in full.

     E. Adjustment of Class C Preferred Stock Redemption Price. Notwithstanding the foregoing, the redemption price for the Class C Preferred Stock shall be subject to adjustment as hereinafter provided in this paragraph. If the fair market value, as finally determined by the Corporation (or its successor) and Noma Inc., or as may be agreed to by such parties and the Minister of the National Revenue of Canada or by a court or tribunal having jurisdiction in the matter, after all appeal rights have been exhausted or all times for appeals have expired without appeals having been taken, of the Transferred Shares (as such term is defined in the Agreement of Purchase and Sale entered into between the Corporation and Noma Inc. with respect to the transfer of 700 Common Shares of Electronic Interconnect Systems, Inc., a Massachusetts corporation) is less than or greater than the aggregate redemption price of the Class C Preferred Stock issued in respect of the Transferred Shares, than the redemption price of the Class C Preferred stock shall be deemed to be increased or decreased such that the aggregate redemption price of the Class C Preferred Stock shall be equal to the fair market value of the Transferred Shares, as finally determined. Such increase or decrease, as the case may be, shall be made nunc pro tunc.

     F. Voting Rights. Except as provided by law, the voting power of the shareholders of the Corporation shall be vested exclusively in the holders of the Common Stock and the Class A Common Stock. Except as provided by law, the holders of the Class A and Class B Preferred Stock, as such, shall be entitled to no voting power whatsoever, nor shall they be entitled to notice of any meetings. Except as provided by law, the holders of the Class C Preferred Stock, as such, shall be entitled to no voting power whatsoever, but shall be entitled to notice of meetings of shareholders called for the purpose of authorizing the dissolution of the Corporation or the sale of all or substantially all of its assets and shall be entitled to receive all reports and other communications which are sent by the Corporation to the holders of the Common Stock.

     G. Miscellaneous. For purposes of voting rights, dividends, liquidation or dissolution of any other rights and preferences, the Common Stock and the Class A Common Stock shall be considered a single class of stock, provided, however, that the Corporation may declare and pay, and the outstanding Class A Common Stock shall be entitled to receive, a special dividend or special dividends in respect of the Corporation's fiscal year ended December 31, 1997 in the aggregate amount of $17,000,000 without the Corporation being required to declare or pay, or the outstanding Common Stock being entitled to receive, any dividend in respect of the Common Stock.

     5. The name and mailing address of the sole incorporator is Richard A. Krantz, Cohen and Wolf, P.C., 1115 Broad Street, Bridgeport, Connecticut, 06604.

     6. No director shall have any personal liability to the corporation or its stockholders for any monetary damages for breach of fiduciary duty as a director, except that this Article shall not eliminate or limit the liability of each director (i) for any breach of such director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such director derived an improper personal benefit. This Article shall not eliminate or limit the liability of such director for any act or omission occurring prior to the date when this Article becomes effective.

     7. The corporation is to have perpetual existence.

     8. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the by-laws of the corporation.

     9. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

     Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

     10. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the

Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of
Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be,a agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

     11. The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand as of the 31st day of December, 1990.

     RICHARD A. KRANTZ
     -----------------
     Richard A. Krantz